EXHIBIT 3

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

This agreement is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Act”) by and among the parties listed below, each referred to herein as a “Joint Filer.” The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Dated: September 16, 2015

LEYARD OPTOELECTRONIC CO., LTD.

By:	/s/ Jun (“Victor”) Li
Name:	Jun (“Victor”) Li
Title:	President

LEYARD AMERICAN CORPORATION

By:	/s/Zach Zhang
Name:	Zach Zhang
Title:	President

ZACH ZHANG

By:	/s/ Zach Zhang

PAN PACIFIC INVESTMENT, INC.

By:	/s/ Zach Zhang
Name:	Zach Zhang
Title:	President